                                                                     Exhibit 99

NEWS RELEASE

Contact:
Media                                              Investors
Victoria Streitfeld                                Dan Gallagher
973-455-5281                                       973-455-2222
victoria.streitfeld@honeywell.com                  dan.gallagher@honeywell.com


HONEYWELL'S FIRST-QUARTER EARNINGS PER SHARE 34 CENTS, UP 13% VERSUS PRIOR YEAR

o    Revenues climb 14% with increases in all four operating segments
o    Earnings increase 13% despite pension/OPEB headwind
o    First-quarter operating cash flow of $337 million
o    Outlook for continued strong performance for 2004

         MORRIS TOWNSHIP, N.J., April 21, 2004 -- Honeywell (NYSE: HON) today announced first-quarter earnings per share of 34 cents, an increase of 4 cents or 13% over the prior year. The results are primarily due to increased segment income, partially offset by higher pension and OPEB expense. Revenues of $6.2 billion were up 14% from the previous year, due to strong volume growth, favorable foreign currency translation, and additional reporting days in the first quarter of 2004 compared to 2003. Cash flow from operations was $337 million and free cash flow (cash flow from operations less capital expenditures) was $202 million.

         "We are very encouraged by the results of the first quarter, as strong revenues and earnings reflect good execution and some improvement in market conditions," said Honeywell Chairman and Chief Executive Officer Dave Cote. "We had significant revenue increases in all four operating segments, with overall organic growth over 5%. Net income grew 16% driven by segment profit growth of 20%, reflecting strong conversion on higher volumes even as we continue to invest in new products and marketing initiatives. The first quarter represents a terrific start to the year and gives us confidence in the full year outlook for the company."

         Net income was $295 million for the quarter, including pension/OPEB after-tax expense of $118 million. Operating cash flow of $337 million was $136 million below the same period last year due to working capital usage supporting revenue growth. Total debt minus cash and cash equivalents resulted in net debt of $2.3 billion, or 18% of net capital (shareowners' equity plus net debt), despite share repurchases of $229 million and dividend payouts of $161 million.


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



2-results


         "In addition to great operating performance, we continue to do well with our growth initiatives," Mr. Cote said. "Our Aerospace business received its third Federal Aviation Administration approval for the Primus Epic'r' integrated avionics system on the new Embraer 170 regional jet, as well as certification for its Runway Awareness and Advisory System, a safety system aimed at reducing aircraft runway accidents. In Automation and Control Solutions, we introduced the latest version of Experion'TM' Process Knowledge System software, elevating performance in process industries. Our Turbocharger business gained further acceptance of its AVNT technology in the North American light truck segment. In Specialty Materials, we increased production in our new HFC plants as demand for proprietary HFC products continued to grow as customers around the world transition from CFCs and HCFCs to our ozone friendly solution."


                                   * * * * *

First-Quarter Segment Highlights

Aerospace


o Revenues were up 12% compared with the first quarter of 2003, as a result of strong sales in both the Commercial and Defense & Space segments as well as additional reporting days in the quarter.

o Segment margins were 13.3%, up from 12.5% a year ago, due primarily to strong revenue growth, partially offset by increased investments and lower licensing income.

o Honeywell was selected to supply the health management/crew information system and the navigation system to Boeing's 7E7 Dreamliner. The program value is estimated to be $1.5 billion over the life of the project.

o Aerospace's Primus Epic'r' integrated avionics system and its fly-by-wire system received Federal Aviation Administration (FAA) certification on the Embraer 170 regional jet. The certification is the first for the combined Honeywell Primus Epic and fly-by-wire systems and the first certification of Primus Epic on a commercial airliner.

o The company's Runway Awareness and Advisory System (RAAS), a new safety system aimed at reducing the number of aircraft accidents on airport runways, received FAA certification.

Automation and Control Solutions

o Revenues were up 13% compared with the first quarter of 2003, due to favorable foreign currency translation and additional reporting days in the quarter.

o Segment margins were 10.0%, compared with 11.5% in the first quarter of 2003, driven by additional investment in sales and marketing resources, new product introductions and ERP.

o ACS' Process Solutions business received contracts in Croatia and Korea to automate operations to improve production, safety and environmental performance of power systems. India's largest private-sector steel company awarded the company a contract to automate its blast furnace operation.

o The latest version of Experion'TM' Process Knowledge System software was released, enhancing performance in the process industries.

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


3-results

Transportation Systems

o Revenues increased 28%, compared with the first quarter of 2003, driven by continued strong growth in Turbochargers, favorable foreign currency translation and additional reporting days in the quarter.

o Segment margins were 13.4%, compared with 11.0% a year ago, primarily reflecting strong volume growth in Turbochargers.

o Turbocharger sales were up 38% and continued to be strong in all regions as Europe increased 42%, Americas 35% and Asia 21%.

o The Fram'r' Air Hog'TM', a high-performance automotive air filter, was introduced and generated strong retail interest.

Specialty Materials

o Revenues were up 10%, compared with the first quarter of 2003, due to strong volume and price, additional reporting days in the quarter and favorable foreign currency translation, partially offset by the divestiture of noncore businesses.

o Segment margins were 5.6%, compared with 4.0% in the prior year, due to pricing gains and volume growth partially offset by increased raw materials costs.

o The demand for Honeywell's proprietary HFC products for refrigeration and air conditioning applications, as well as for blowing agents for insulation applications, continued to grow as customers around the world transition from ozone-depleting CFCs and HCFCs to ozone friendly HFCs.

o Electronic Materials revenues increased 26%, driven by strong semiconductor demand.

         Honeywell will discuss its results during its investor webcast at 8:30 am ET today. The webcast and related presentation materials will be available at www.honeywell.com/investor.

                                    * * * * *

         Honeywell is a $23 billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; turbochargers; automotive products; specialty chemicals; fibers; and electronic and advanced materials. Based in Morris Township, N.J., Honeywell is one of 30 stocks that make up the Dow Jones Industrial Average and is a component of the Standard & Poor's 500 Index. Its shares are traded on the New York Stock Exchange under the symbol HON, as well as on the London, Chicago and Pacific Stock Exchanges. For more about Honeywell, visit www.honeywell.com.

-------------------------------------------------------------------------------

This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts as further described in our filings under the Securities Exchange Act.

-------------------------------------------------------------------------------

                                     # # #

                          Honeywell International Inc.
                Consolidated Statement of Operations (Unaudited)
                     (In millions except per share amounts)


                                                                                   Three Months Ended March 31,
                                                                                   ----------------------------
                                                                                      2004            2003
                                                                                  ------------      ------------
Net sales                                                                             $ 6,178           $ 5,399
                                                                                  ------------      ------------
Costs, expenses and other
    Cost of goods sold                                                                  4,930 (A)         4,240
    Selling, general and administrative expenses                                          808 (A)           703
    (Gain) on sale of non-strategic businesses                                            (32)(B)             -
    Equity in (income) loss of affiliated companies                                        (7)(A)             2
    Other (income) expense                                                                (10)               (3)
    Interest and other financial charges                                                   84                84
                                                                                  ------------      ------------
                                                                                        5,773             5,026
                                                                                  ------------      ------------

Income before taxes and cumulative effect of accounting change                            405               373
Tax expense                                                                               110                99
                                                                                  ------------      ------------

Income before cumulative effect of accounting change                                      295               274
Cumulative effect of accounting change                                                      -               (20)(C)
                                                                                  ------------      ------------

Net income                                                                              $ 295             $ 254
                                                                                  ============      ============
Earnings per share of common stock - basic:
    Income before cumulative effect of accounting change                               $ 0.34            $ 0.32
    Cumulative effect of accounting change                                                  -             (0.02)(C)
                                                                                  ------------      ------------
    Net income                                                                         $ 0.34            $ 0.30
                                                                                  ============      ============
Earnings per share of common stock - assuming dilution:
    Income before cumulative effect of accounting change                               $ 0.34            $ 0.32
    Cumulative effect of accounting change                                                  -             (0.02)(C)
                                                                                  ------------      ------------
    Net income                                                                         $ 0.34            $ 0.30
                                                                                  ============      ============

Weighted average number of shares outstanding-basic                                       861               857
                                                                                  ============      ============
Weighted average number of shares outstanding -
    assuming dilution                                                                     864               858
                                                                                  ============      ============

(A) Cost of goods sold, selling, general and administrative expenses and equity in (income) loss of affiliated companies include provisions of $52, $2 and $2 million, respectively, for environmental, litigation and net repositioning charges. Total pretax charges were $56 million (after-tax $35 million, or $0.04 per share).

(B) Represents the pretax gain on the sale of our VCSEL Optical Products business (after-tax $14 million, or $0.02 per share).

(C) Effective January 1, 2003, we adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). SFAS No. 143 requires recognition of the fair value of obligations associated with the retirement of tangible long-lived assets when there is a legal obligation to incur such costs. This adoption resulted in an after-tax cumulative effect expense adjustment of $20 million, or $0.02 per share.

       We report our quarterly financial information using a calendar convention; that is, the first, second and third quarters are consistently reported as ending on March 31, June 30 and September 30, respectively. It has been our practice to establish actual quarterly closing dates using a predetermined "fiscal" calendar, which requires our businesses to close their books on a Saturday in order to minimize the potentially disruptive effects of quarterly closing on business processes. The effects of this practice are generally not significant to reported results for any quarter and only exist within a reporting year. In the event that differences in actual closing dates are material to year-over-year comparisons of quarterly results, we will provide appropriate disclosures. Our actual quarterly closing dates for the three months ended March 31, 2004 and 2003 were April 3, 2004 and March 29, 2003, respectively. Our fiscal closing calendar for the years 2000 through 2012 is available on our website at www.honeywell.com under the heading "Investor Relations".


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



                          Honeywell International Inc.
                            Segment Data (Unaudited)
                              (Dollars in millions)



Net Sales                                                                         Three Months Ended March 31,
---------                                                                       --------------------------------
                                                                                    2004                2003
                                                                                --------------     -------------
Aerospace                                                                             $ 2,304           $ 2,062

Automation and Control Solutions                                                        1,947             1,717

Specialty Materials                                                                       856               777

Transportation Systems                                                                  1,071               840

Corporate                                                                                   -                 3
                                                                                -------------       -----------
       Total                                                                          $ 6,178           $ 5,399
                                                                                =============       ===========




Segment Profit                                                                    Three Months Ended March 31,
--------------                                                                  -------------------------------
                                                                                     2004              2003
                                                                                ---------------    ------------
Aerospace                                                                               $ 307             $ 257

Automation and Control Solutions                                                          195               197

Specialty Materials                                                                        48                31

Transportation Systems                                                                    143                92

Corporate                                                                                 (39)              (32)
                                                                                -------------       -----------

     Total Segment Profit                                                                 654               545
Gain on sale of non-strategic businesses                                                   32                 -
Equity in income (loss) of affiliated companies                                             7                (2)
Other income                                                                               10                 3
Interest and other financial charges                                                      (84)              (84)
Pension and other postretirement benefits (expense) (A)                                  (160)              (89)
Repositioning, environmental and litigation charges (A)                                   (54)                -
                                                                                -------------       -----------

     Income before taxes and cumulative effect
         of accounting change                                                        $    405             $ 373
                                                                                =============       ===========

(A) Amounts included in cost of goods sold and selling, general and administrative expenses.


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



                           Honeywell International Inc.
                      Consolidated Balance Sheet (Unaudited)
                               (Dollars in millions)

                                                                      March 31,             December 31,
                                                                        2004                   2003
                                                                    --------------        ---------------
     ASSETS
     Current assets:
         Cash and cash equivalents                                       $ 3,200                $ 2,950
         Accounts, notes and other receivables                             3,888                  3,643
         Inventories                                                       3,090                  3,040
         Deferred income taxes                                             1,386                  1,526
         Other current assets                                                479                    465
                                                                    -------------            -----------
                 Total current assets                                     12,043                 11,624

     Investments and long-term receivables                                   412                    569
     Property, plant and equipment - net                                   4,248                  4,295
     Goodwill                                                              5,895                  5,789
     Other intangible assets - net                                         1,103                  1,098
     Insurance recoveries for asbestos related liabilities                 1,344                  1,317
     Deferred income taxes                                                   395                    342
     Prepaid pension benefit cost                                          3,107                  3,173
     Other assets                                                          1,119                  1,107
                                                                    -------------            -----------

                 Total assets                                            $29,666                $29,314
                                                                    =============            ===========
     LIABILITIES AND SHAREOWNERS' EQUITY
     Current liabilities:
         Accounts payable                                                $ 2,314                $ 2,240
         Short-term borrowings                                               177                    152
         Commercial paper                                                    365                      -
         Current maturities of long-term debt                                 21                     47
         Accrued liabilities                                               4,344                  4,314
                                                                    -------------            -----------
                 Total current liabilities                                 7,221                  6,753

     Long-term debt                                                        4,954                  4,961
     Deferred income taxes                                                   294                    316
     Postretirement benefit obligations other than pensions                1,690                  1,683
     Asbestos related liabilities                                          2,246                  2,279
     Other liabilities                                                     2,504                  2,593
     Shareowners' equity                                                  10,757                 10,729
                                                                    -------------            -----------

                 Total liabilities and shareowners' equity               $29,666                $29,314
                                                                    =============            ===========

     Certain prior year amounts have been reclassified to conform with the current year presentation.


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



                              Honeywell International Inc.
                     Consolidated Statement of Cash Flows (Unaudited)
                                  (Dollars in millions)



                                                                                   Three Months Ended
                                                                                        March 31,
                                                                           --------------------------------
                                                                               2004               2003
                                                                           -------------      -------------
Cash flows from operating activities:
    Net income                                                                    $ 295              $ 254
    Adjustments to reconcile net income to net cash provided
    by operating activities:
        Cumulative effect of accounting change                                        -                 20
        (Gain) on sale of non-strategic businesses                                  (32)                 -
        Repositioning, environmental and litigation charges                          56                  -
        Severance and exit cost payments                                            (50)               (50)
        Environmental and non-asbestos litigation payments                          (37)               (21)
        Asbestos related liability payments                                        (101)               (31)
        Insurance receipts for asbestos related liabilities                          18                  2
        Depreciation                                                                146                142
        Undistributed earnings of equity affiliates                                  (8)                 2
        Deferred income taxes                                                        29                 49
        Pension and other postretirement benefits expense                           160                 89
        Other postretirement benefit payments                                       (48)               (48)
        Other                                                                         1                (55)
        Changes in assets and liabilities, net of the effects of
        acquisitions and divestitures:
           Accounts, notes and other receivables                                   (168)               (29)
           Inventories                                                              (46)               (90)
           Other current assets                                                     (14)                42
           Accounts payable                                                          75                110
           Accrued liabilities                                                       61                 87
                                                                           -------------      -------------
Net cash provided by operating activities                                           337                473
                                                                           -------------      -------------

Cash flows from investing activities:
    Expenditures for property, plant and equipment                                 (135)              (105)
    Decrease in investments                                                          80                  -
    Cash paid for acquisitions                                                      (96)               (90)
    Proceeds from sales of businesses                                                71                  -
                                                                           -------------      -------------
Net cash (used for) investing activities                                            (80)              (195)
                                                                           -------------      -------------

Cash flows from financing activities:
    Net increase in commercial paper                                                365                177
    Net increase (decrease) in short-term borrowings                                  3                 (4)
    Proceeds from issuance of common stock                                           26                 24
    Payments of long-term debt                                                      (20)               (70)
    Repurchases of common stock                                                    (229)                 -
    Cash dividends on common stock                                                 (161)              (161)
                                                                           -------------      -------------
Net cash (used for) financing activities                                            (16)               (34)
                                                                           -------------      -------------

Effect of foreign exchange rate changes on cash and cash equivalents                  9                 25
                                                                           -------------      -------------

Net increase in cash and cash equivalents                                           250                269
Cash and cash equivalents at beginning of period                                  2,950              2,021
                                                                           -------------      -------------
Cash and cash equivalents at end of period                                       $3,200             $2,290
                                                                           =============      =============


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



                     Honeywell International Inc.
 Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
                             (Unaudited)
                        (Dollars in millions)



                                                                                              Three Months Ended
                                                                                                    March 31,
                                                                                          -------------------------
                                                                                              2004          2003
                                                                                          -----------    ----------
     Cash provided by operating activities                                                     $ 337         $ 473

     Expenditures for property, plant and equipment                                             (135)         (105)
                                                                                          -----------    ----------

     Free cash flow                                                                            $ 202         $ 368
                                                                                          ===========    ==========


     We define free cash flow as cash provided by operating activities, less cash expenditures for property, plant and equipment.

     We believe that this metric is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, and to pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.